Exhibit (a)(1)(S)

TIME SENSITIVE

MATERIALS

PLEASE RESPOND IMMEDIATELY

Please contact us to confirm that you received the Definitive Proxy Statement dated March 24, 2004 sent to you by ARVP II Acquisition, LP, along with the related Agreement of Assignment and Transfer and the Consent Form.

If you would like to consent to the merger or tender your units pursuant to such materials, please respond at your earliest convenience by one of the following methods:

•	Fax the green form and the yellow form with your vote and signature to ACS at 866-275-3710;

•	Mail the green form and the yellow form with your vote and signature to ACS using the Business Reply Envelope included in these materials; -or if you have questions-

•	Call Connie Lester at 714-435-4338.